Exhibit 99.1
Investor Update
October 15, 2015
This investor update provides Spirit's quarterly and full year guidance for the year ending December 31, 2015. All data is based on preliminary estimates.
Third Quarter 2015
The Company has updated its operating margin guidance for the third quarter 2015 to approximately 27 percent, up from our previous guidance range of 22.0 to 25.0 percent. The improved operating margin is driven by better-than-expected unit costs, as revenue for the quarter is in line with our previous guidance. In addition to fuel price declines, ex-fuel unit costs are expected to be lower than our previous guidance due in part to healthcare costs coming in lower than forecast and better than expected maintenance costs.
Fourth Quarter 2015
Prices in the markets we serve are low, and we don’t expect that to change in the foreseeable future. Despite third quarter revenue in line with our expectations, we now expect the year-over-year unit revenue decline in the fourth quarter will be greater than the year-over-year unit revenue decline we experienced in the third quarter. However, our full year operating margin guidance range of 21.5 to 23.0 percent remains intact.
Capacity
We planned for 2015 to be a larger than normal growth year given our fleet plan.  While this growth partially contributes to our year-over-year RASM decline in 2015, the earnings from these new markets have contributed as expected to our 2015 performance. We have previously indicated our capacity growth for 2016 will be in the range of 20 to 25 percent year over year; however, as we expect the current pricing environment to continue, we are now targeting capacity growth for 2016 to be towards the low end of this range.
Share Repurchase
Spirit has spent approximately $99 million of its $100 million share repurchase authorization, repurchasing approximately 1.5 million shares year-to-date through September 30, 2015.

Capacity - Available Seat Miles (ASMs)	1Q15A	2Q15A	3Q15A	4Q15E	FY2015E
ASMs (millions)	4,729	5,213	5,598	5,723	21,264
Year-over-Year % Change	25.0%	30.1%	34.1%	30.9%	30.1%

3Q15E

Operating Margin(1)	Approximately 27%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	7.45	-	7.49
Less: Economic fuel expense per ASM(2)	2.07
Adjusted CASM ex-fuel(3)	5.38	-	5.42

Average Stage Length (miles)	983

Fuel Expense ($)
Fuel gallons (thousands)	67,684
Economic fuel cost per gallon(2)	$1.71

Selected Operating Expenses ($Millions)
Aircraft rent	$53.5
Depreciation and amortization	$20.7

Interest Expense, net of Capitalized Interest ($Millions)
Interest expense	$6.0
Capitalized interest	(3.0)
Interest Expense, net of Capitalized Interest	$3.0

Effective Tax Rate	37%

Wtd. Average Share Count (Millions)
Basic	71.7
Diluted	72.0

Full Year 2015E
Capital Expenditures	($Millions)
Aircraft capital expenditures(4)	$620
Other capital expenditures(5)	50
Gross capital expenditures(4)	$670

Anticipated proceeds from issuance of long term debt and sale/leaseback transactions	$544

Other Working Capital Requirements
Payments for heavy maintenance events(6)	$22
Pre-delivery deposits for flight equipment, net of refunds	$118
Pre-paid maintenance deposits, net of reimbursements	$23

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon
3Q15	24%	USGC Jet Call Options	$1.90
4Q15	23%	USGC Jet Call Options	$1.92

Footnotes

(1)
Excludes special items which may include unrealized gains or losses related to fuel derivative contracts, loss on disposal of assets, and special charges or credits. Includes realized gains or losses related to fuel derivative contracts.

(2)	Includes fuel taxes, into-plane fuel cost, and realized gains and losses related to fuel derivative contracts.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
Includes amounts related to 14 aircraft scheduled for delivery in 2015, including $152 million that was funded as pre-delivery deposits in prior years that is held by the aircraft manufacturer. The Company has secured financing for all 15 aircraft scheduled for delivery in 2015 (debt commitments for 14 aircraft and a direct lease for 1 aircraft with a third-party lessor).

(5)	Includes the purchase of a spare engine.

(6)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the third, third, and fourth quarter and full year 2015 including expectations regarding the delivery schedule of aircraft on order, announced new service routes, revenues, cost of operations, operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.